Press Release	Source: Advantage Capital Development Corp.

Advantage Capital Development Corp. Names Two New Directors

Company Relocates Offices

MIAMI--(September 6, 2005)--Advantage Capital Development Corp. (Pink Sheets: AVCP) announced today the appointment of Alex Roytman and Jami Agins to its board of directors. The Company also announced it has relocated its corporate offices.

Alex Roytman is a real estate professional with 16 years experience in all facets of the industry including facilities management and commercial and residential sales. He is also an active real estate investor and has knowledge in real estate and structure finance.

He currently serves as the principal of Premiere Estates Realty, Inc. Based in Pembroke Pines, Florida, Premiere specializes in high-end, residential sales in the Western Broward County region including Weston, Pembroke Pines, Davie, Grand Palms, etc.

Prior to establishing his own firm, Roytman was the sales director and managing broker for Grand Palms Realty, Inc., an upscale community in Western Broward County where he was responsible during his tenure for overseeing sales in excess of $20 million.

He honed his commercial real estate skills at Transworld Realty where he served as a consultant and eventually became president. He began his career at Brickell Investment Realty where he specialized in facilities management.

Roytman earned a Bachelor of Arts degree from Florida International University where he also attended the graduate honors program. He is a graduate of the Hebrew Academy, Miami Beach.

He is a member of the South Broward Board of Realtors as well as a member of the National Association of Realtors (NAR).

Jami Agins, a Massachusetts native, earned a BS degree in marketing and political science from Boston College. She relocated to South Florida in 1979 and is currently the managing broker and a franchisee of an international real estate company.

The long-time Miami Beach resident has an extensive background in finance as well as structured finance as it relates to commercial and residential real estate. She have been involved in tens of millions of dollars of transactions and consistently ranks in the top 5 percent nationwide in completed transactions versus her peers. Jamie is a member of several professional organizations including the National Association of Realtors.

The company also announced it has relocated its offices to 19066 N.E. 29th Avenue, Aventura, Florida. The new phone number is 305-749-1186.

About Advantage Capital Development Corp.

Advantage Capital is a business development company, which operates specifically to meet the needs of small and emerging companies that need capital to grow. Business development companies, as defined under the Investment Act of 1940, are specifically designed to encourage the growth of small businesses. The rules provide certain financing advantages for companies that invest in small and emerging businesses. As a result, this will include investing in both public and private entities using certain types of debt and equity financing not normally available to other public companies.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward- looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact:

Advantage Capital Development Corp.
305-749-1186